Sub-Item 77Q1: Exhibits

(a) Copies of any material amendments to the registrant's charter or by-laws; and (d) Copies of all constituent instruments defining the rights of the holders of any new class of securities and of any amendments to constituent instruments referred to in answer to sub-item 77I

Articles Supplementary of Bridgeway Funds, Inc. (the
"Company"), dated as of February 10, 2012, is filed herewith as Exhibit 77Q1(a)&(d)(i).

Articles of Amendment of the Company, dated as of June 1, 2012, is filed herewith as Exhibit 77Q1(a)&(d)(ii).

Articles of Amendment of the Company, dated as of June 1, 2012, is filed herewith as Exhibit 77Q1(a)&(d)(iii).

(b) Copies of the text of any proposal described in answer to sub-item 77D

Change in Investment Policy for the Ultra-Small Company Fund

The revised Investment Policy for the Ultra-Small Company Fund
("USC Fund") became effective on March 26, 2012 and are described in the supplement to the USC Fund's prospectus dated
January 24, 2012, which was filed in the Company's Rule 497(e) filing on January 23, 2012.

The following resolutions were adopted by the Board of Directors at a Meeting of the Board of Directors of the Company held on January 13, 2012:

RESOLVED, that the Board of Directors hereby approves changes to the definition of "ultra-small companies" used by the USC Fund so that such revised definition is as follows: (i) companies that have a market capitalization the size of the smallest 20% of companies listed on the New York Stock Exchange; or (ii) companies with a capitalization that falls within the range of capitalization of companies included in the Cap-Based
Portfolio 9 Index or the Cap-Based Portfolio 10 Index as defined by the University of Chicago's Center for Research in Security Prices ("CRSP"); and be it

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed to perform on behalf of the Company any and all such acts as they or any of them may deem necessary or advisable in order to accomplish the foregoing resolution including, but not limited to, the filing of any supplements or updates to the Company's Registration Statement on Form
N-1A.

(e) Copies of any new or amended Registrant investment advisory contracts

Amendment to Management Agreement effective as of February 10,
2012, by and between Bridgeway Funds, Inc., on behalf of the Aggressive Investors 1 Fund, and Bridgeway Capital Management,
Inc., is filed herewith as Exhibit 77Q1(e)(i).

Amendment to Management Agreement effective as of February 10,
2012, by and between Bridgeway Funds, Inc., on behalf of the Ultra-Small Company Fund, and Bridgeway Capital Management,
Inc., is filed herewith as Exhibit 77Q1(e)(ii).